Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports Third Quarter 2018 Results

CHATTANOOGA, Tenn. (October 24, 2018) - Unum Group (NYSE: UNM) today reported a net loss of $284.7 million ($1.30 per diluted common share) for the third quarter of 2018, compared to net income of $252.3 million ($1.12 per diluted common share) for the third quarter of 2017.
Included in the net loss for the third quarter of 2018 is an after-tax reserve increase of $593.1 million ($2.71 per diluted common share) in the long-term care product line of our Closed Block segment, as well as a net after-tax realized investment gain on the Company's investment portfolio. Included in net income for the third quarter of 2017 is a net after-tax realized investment gain on the Company's investment portfolio. Excluding the items above, after-tax adjusted operating income was $300.6 million ($1.37 per diluted common share) in the third quarter of 2018, compared to $246.1 million ($1.09 per diluted common share) in the third quarter of 2017.
“Overall, we are pleased with the third quarter and particularly the performance of our core businesses," said Richard P. McKenney, president and chief executive officer. “Looking beyond the impact of the long-term care reserve strengthening, we continue to see solid premium growth and stable benefits experience, which drive strong overall performance and significant financial flexibility for our company. This success is a reflection of our track record of taking care of our customers and the consistent execution of our plans.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income (loss) before income tax as presented in our consolidated statements of operations due to the exclusion of net realized investment gains and losses and certain other items. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income (loss) before income tax or net income (loss).
Unum US Segment
Unum US reported adjusted operating income of $270.9 million in the third quarter of 2018, an increase of 4.8 percent from $258.4 million in the third quarter of 2017. Premium income for the segment increased 6.3 percent to $1,446.2 million in the third quarter of 2018, compared to premium income of $1,360.9 million in the third quarter of 2017. Net investment income for the segment declined 0.3 percent to $200.3 million in the third quarter of 2018, compared to $201.0 million in the third quarter of 2017.
Within the Unum US operating segment, the group disability line of business reported a 3.3 percent increase in adjusted operating income to $93.0 million in the third quarter of 2018, compared to $90.0 million in the third quarter of 2017. Premium income in group disability increased 4.7 percent to $624.5 million in the third quarter of 2018, compared to $596.3 million in the third quarter of 2017, with growth in the in-force block resulting from improved persistency and prior period sales growth. Net investment income declined by 0.7 percent to $112.9 million in the third quarter of 2018, compared to $113.7 million in the third quarter of 2017, due to a decrease in the level of invested assets and a decline in portfolio yield, partially offset by higher miscellaneous investment income. The benefit ratio for the third quarter of 2018 was 76.3 percent, compared to 76.7 percent in the third quarter of 2017, due primarily to lower claims incidence and favorable claim recovery experience in the group long-term disability product line, partially offset by higher claims incidence in certain of our group short-term disability products. Group long-term disability sales were $25.4 million in the third quarter of 2018, a decline of 18.3 percent from $31.1 million in the third quarter of 2017. Group short-term disability sales were $17.9 million in the third quarter of 2018, a decline of 13.5 percent from $20.7 million in the third quarter of 2017. Persistency in the group long-term disability line of business was 91.0 percent for the first nine months of 2018, compared to 89.5 percent for the first nine months of 2017. Persistency in the group short-term disability line of business was 88.2 percent for the first nine months of 2018, compared to 86.3 percent for the first nine months of 2017.
The group life and accidental death and dismemberment line of business reported adjusted operating income of $64.0 million in the third quarter of 2018, an increase of 6.5 percent from $60.1 million in the third quarter of 2017. Premium income for this line of business increased 7.8 percent to $438.9 million in the third quarter of 2018, compared to $407.2 million in the third quarter of 2017, primarily due to prior period sales growth and favorable persistency. Net investment income declined 3.3 percent to $26.4 million in the third quarter of 2018, compared to $27.3 million in the third quarter of 2017, primarily due to a decline in yield on invested assets, partially offset by an increase in the level of invested assets and higher miscellaneous

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

investment income. The benefit ratio in the third quarter of 2018 was 71.8 percent, compared to 71.4 percent in the third quarter of 2017, driven primarily by higher claims incidence in the group life product line and unfavorable benefits experience in the accidental death and dismemberment product line. Sales of group life and accidental death and dismemberment products declined 16.2 percent in the third quarter of 2018 to $29.4 million, compared to $35.1 million in the third quarter of 2017. Persistency in the group life line of business was 91.2 percent for the first nine months of 2018, compared to 87.7 percent for the first nine months of 2017.
The supplemental and voluntary line of business reported an increase of 5.2 percent in adjusted operating income to $113.9 million in the third quarter of 2018, compared to $108.3 million in the third quarter of 2017. Premium income for supplemental and voluntary increased 7.1 percent to $382.8 million in the third quarter of 2018, compared to $357.4 million in the third quarter of 2017. This increase was primarily driven by higher sales, including growth in the dental and vision product line where we continue to expand its distribution. Net investment income increased 1.7 percent to $61.0 million in the third quarter of 2018, compared to $60.0 million in the third quarter of 2017, due to an increase in the level of invested assets and higher miscellaneous investment income, which was partially offset by a lower portfolio yield. The benefit ratio for the individual disability product line was 50.4 percent for the third quarter of 2018, compared to 48.3 percent for the third quarter of 2017, due primarily to higher claims incidence and higher average size of new claims. The benefit ratio for voluntary benefits was 42.2 percent in the third quarter of 2018, compared to 44.1 percent for the third quarter of 2017, with favorable experience across all of our product lines. The benefit ratio for dental and vision was 68.8 percent for the third quarter of 2018, compared to 70.1 percent for the third quarter of 2017, and was within our expectations. Relative to the third quarter of 2017, sales in the individual disability line of business declined 1.5 percent in the third quarter of 2018 to $20.1 million. Sales in the voluntary benefits line of business increased 6.3 percent in the third quarter of 2018 to $47.6 million. Sales in the dental and vision product line totaled $12.3 million for the third quarter of 2018, an increase of 26.8 percent compared to the third quarter of 2017. Persistency in the individual disability product line was 90.3 percent for the first nine months of 2018, compared to 91.1 percent for the first nine months of 2017. Persistency in the voluntary benefits product line was 76.5 percent for the first nine months of 2018, compared to 76.8 percent for the first nine months of 2017. Persistency in the dental and vision product line was 84.5 percent for the first nine months of 2018, compared to 84.2 percent for the first nine months of 2017.
Unum UK Segment
Unum UK reported adjusted operating income of $26.1 million in the third quarter of 2018, a decline of 1.5 percent from $26.5 million in the third quarter of 2017. In local currency, adjusted operating income totaled £20.0 million in the third quarter of 2018, compared to £20.2 million in the third quarter of 2017.
Premium income increased by 4.9 percent to $138.0 million in the third quarter of 2018, compared to $131.5 million in the third quarter of 2017. In local currency, premium income was £106.0 million in the third quarter of 2018, an increase of 5.6 percent from £100.4 million in the third quarter of 2017, primarily driven by higher persistency, rate increases in the group long-term disability product line, and growth in the in-force

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

block. Net investment income was $26.4 million in the third quarter of 2018, a decline of 7.4 percent from $28.5 million in the third quarter of 2017. In local currency, net investment income was £20.2 million in the third quarter of 2018, a decline of 7.3 percent from £21.8 million in the third quarter of 2017, due primarily to lower yield on fixed-rate bonds and lower investment income from inflation-linked bonds, partially offset by growth in the level of invested assets. The benefit ratio in the third quarter of 2018 was 74.2 percent, compared to 74.9 percent in the third quarter of 2017, due primarily to favorable claim resolutions in the group long-term disability product line and the impact of lower inflation-linked increases in benefits, partially offset by unfavorable claims activity in our group life and supplemental product lines.
Sales increased by 2.4 percent to $16.9 million in the third quarter of 2018, compared to $16.5 million in the third quarter of 2017. In local currency, sales for the third quarter of 2018 increased by 2.4 percent to £13.0 million, compared to £12.7 million in the third quarter of 2017. Persistency in the group long-term disability line of business was 87.5 percent for the first nine months of 2018, compared to 87.1 percent for the first nine months of 2017. Persistency in the group life line of business was 85.5 percent for the first nine months of 2018, compared to 83.5 percent for the first nine months of 2017. Persistency in the supplemental line of business was 92.9 percent for the first nine months of 2018, compared to 89.5 percent for the first nine months of 2017.
Colonial Life Segment
Colonial Life reported a 3.1 percent increase in adjusted operating income to $84.2 million in the third quarter of 2018, compared to $81.7 million in the third quarter of 2017. Premium income for the third quarter of 2018 increased 5.6 percent to $400.0 million, compared to $378.7 million in the third quarter of 2017, primarily driven by sales growth. Net investment income totaled $36.7 million the third quarter of 2018, compared to $36.0 million in the third quarter of 2017, primarily driven by an increase in the level of invested assets and higher miscellaneous investment income, partially offset by a decline in portfolio yield on invested assets. The benefit ratio in the third quarter of 2018 was 51.5 percent, compared to 51.8 percent in the third quarter of 2017, due primarily to favorable experience in the life line of business.
Sales increased 13.0 percent to $120.8 million in the third quarter of 2018 from $106.9 million in the third quarter of 2017, driven by the expansion of the new dental product and increased sales in most products and market segments. Persistency in Colonial Life was 77.8 percent for the first nine months of 2018, compared to 79.0 percent for the first nine months of 2017.
Closed Block Segment
The Closed Block segment reported a loss before income taxes and net realized investment gains and losses of $718.6 million in the third quarter of 2018, compared to income before income taxes and net realized investment gains and losses of $26.6 million in the third quarter of 2017. Excluding the before-tax reserve increase of $750.8 million for the long-term care business, the Closed Block segment reported adjusted operating income of $32.2 million in the third quarter of 2018.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

Premium income for this segment declined 5.3 percent in the third quarter of 2018 compared to the third quarter of 2017, primarily due to policy terminations and maturities for the individual disability line of business. Premium income for long-term care was generally consistent with the year ago quarter due primarily to rate increases on in-force business offsetting policy terminations. Net investment income increased 3.2 percent to $348.0 million in the third quarter of 2018, compared to $337.2 million in the third quarter of 2017, primarily driven by an increase in the level of invested assets and higher miscellaneous investment income, which was partially offset by a lower portfolio yield on invested assets. The interest adjusted loss ratio for the individual disability line of business was 80.5 percent in the third quarter of 2018, compared to 82.4 percent in the third quarter of 2017, due primarily to improved mortality experience.
During the third quarter of 2018, we completed our annual review of policy reserve adequacy for the long-term care line of business, which incorporated our most recent experience and included a review of all assumptions, including active policy terminations, claims incidence, claim terminations, morbidity, premium rate increases, and new money yield rates. Based on our analysis, during the third quarter of 2018, we updated our reserve assumptions and determined that our policy and claim reserves should be increased by $750.8 million, to reflect our current estimate of future benefit obligations. Excluding the reserve increase, the interest adjusted loss ratio for the long-term care line of business was 87.5 percent in the third quarter of 2018, and was not comparable to the same period of 2017 due to the update in our assumptions.
Corporate Segment
The Corporate segment reported an adjusted operating loss of $47.1 million for the third quarter of 2018, compared to an adjusted operating loss of $36.2 million for the third quarter of 2017.
OTHER INFORMATION
Shares Outstanding
The Company’s weighted average number of shares outstanding, assuming dilution, was 218.9 million for the third quarter of 2018, compared to 226.0 million for the third quarter of 2017. Shares outstanding totaled 218.7 million at September 30, 2018. During the third quarter of 2018, the Company did not repurchase any shares.
Capital Management
At September 30, 2018, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 385 percent, and cash and marketable securities in the holding companies equaled $973 million.
Book Value
Book value per common share as of September 30, 2018 was $38.95, compared to $42.11 at September 30, 2017.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

Outlook
The Company continues to expect after-tax adjusted operating income growth per share, excluding the impact from the increase in long-term care reserves, for full-year 2018 to be within the range of 17 percent to 23 percent.
NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income (loss) as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and certain other items as specified in the reconciliations in the Financial Highlights section below.  We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.
Information reconciling the Company’s outlook on after-tax adjusted operating income growth per share to the comparable GAAP financial measure is not provided. The only amounts excluded from after-tax adjusted operating income are those described in the preceding paragraphs. The Company is unable to predict with reasonable certainty realized investment gains and losses, which are affected by overall market conditions and also by factors such as an economic or political change in the country of the issuer, a regulatory change pertaining to the issuer’s industry, a significant improvement or deterioration in the cash flows of the issuer, unforeseen accounting irregularities or fraud committed by an issuer, movement in credit spreads, ratings upgrades or downgrades, a change in the issuer’s marketplace or business prospects, or any other event that significantly affects the issuers of the fixed maturity securities which the Company holds in its investment portfolio.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Thursday, October 25, at 8:00 a.m. (Eastern Time) to discuss the results of operations for the third quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (800) 458-4121 for U.S. and Canada (pass code 3215801). For international, the dial-in number is (323) 794-2597 (pass code 3215801). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the webcast on its website. A replay of the call will also be available through November 1 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 3215801.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the third quarter of 2018 is available on the “Investors” section of the Company’s website.
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ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.
SAFE HARBOR STATEMENT
Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (4) changes in or interpretations of laws and regulations, including tax laws and regulations; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

operations in the event of a natural catastrophe, cyber attack, or other event; (8) execution risk related to our technology needs; (9) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (10) changes in our financial strength and credit ratings; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) changes in accounting standards, practices, or policies; (14) effectiveness of our risk management program; (15) contingencies and the level and results of litigation; (16) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (17) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (18) fluctuation in foreign currency exchange rates; (19) ability to generate sufficient internal liquidity and/or obtain external financing; (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (21) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2017 and our subsequently filed quarterly reports on Form 10-Q. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Revenue
Premium Income	$2,251.8	$2,153.6	$6,722.8	$6,438.7
Net Investment Income	619.2	609.0	1,845.1	1,831.9
Net Realized Investment Gain	6.7	9.8	1.9	28.9
Other Income	50.1	46.7	147.9	148.1
Total Revenue	2,927.8	2,819.1	8,717.7	8,447.6

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	2,578.9	1,765.6	6,190.9	5,266.6
Commissions	276.8	262.4	832.6	793.9
Interest and Debt Expense	42.7	40.1	125.3	119.8
Deferral of Acquisition Costs	(166.8)	(154.8)	(501.8)	(470.1)
Amortization of Deferred Acquisition Costs	136.9	123.7	428.6	403.5
Other Expenses	437.1	415.3	1,324.0	1,275.2
Total Benefits and Expenses	3,305.6	2,452.3	8,399.6	7,388.9

Income (Loss) Before Income Tax Expense (Benefit)	(377.8)	366.8	318.1	1,058.7
Income Tax (Benefit)	(93.1)	114.5	43.8	331.4

Net Income (Loss)	$(284.7)	$252.3	$274.3	$727.3

PER SHARE INFORMATION

Net Income (Loss) Per Common Share
Basic	$(1.30)	$1.12	$1.24	$3.20
Assuming Dilution	$(1.30)	$1.12	$1.24	$3.19

Weighted Average Common Shares - Basic (000s)	218,892.8	225,288.1	220,513.1	227,375.5
Weighted Average Common Shares - Assuming Dilution (000s)	218,892.8	226,029.8	220,946.3	228,180.5
Outstanding Shares - (000s)			218,722.7	224,366.6

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30
	2018		2017
	(in millions)	per share *	(in millions)	per share *
Net Income (Loss)	$(284.7)	$(1.30)	$252.3	$1.12
Excluding:
Net Realized Investment Gain (net of tax expense (benefit) of $(1.1); $3.6)	7.8	0.04	6.2	0.03
Long-term Care Reserve Increase (net of tax benefit of $157.7; $-)	(593.1)	(2.71)	—	—
After-tax Adjusted Operating Income	$300.6	$1.37	$246.1	$1.09

* Assuming Dilution

	September 30
	2018		2017
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$8,518.2	$38.95	$9,448.6	$42.11
Excluding:
Net Unrealized Gain (Loss) on Securities	(340.7)	(1.56)	557.4	2.48
Net Gain on Hedges	250.0	1.15	290.7	1.30
Subtotal	8,608.9	39.36	8,600.5	38.33
Excluding:
Foreign Currency Translation Adjustment	(284.0)	(1.30)	(265.3)	(1.18)
Subtotal	8,892.9	40.66	8,865.8	39.51
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(493.8)	(2.26)	(458.5)	(2.05)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$9,386.7	$42.92	$9,324.3	$41.56

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10